Exhibit 10.13

VIACOM EXCESS PENSION PLAN

EFFECTIVE JANUARY 1, 2006

1.	Establishment and Effective Date

(a)	Effective January 1, 1989, Viacom Inc. established and maintained an unfunded plan of deferred compensation. This plan was originally named the Excess Pension Plan for Certain Employees of Viacom International Inc., was renamed the Viacom Excess Pension Plan, and was maintained by Viacom Inc. (EIN 04-2949533) on December 31, 2005. The discussion below refers to Viacom Inc. prior to 2006 as “Old Viacom” and to the Viacom Excess Pension Plan prior to 2006 as the “Old Viacom Excess Pension Plan.”

(b)	On December 31, 2005, Old Viacom was restructured and separated into two publicly traded companies – Old Viacom, which was renamed CBS Corporation, and a new company outside the controlled group of Old Viacom, which was named Viacom Inc. (EIN 20-3515052). New Viacom Inc. consists principally of the following businesses: MTV Networks, BET, Paramount Pictures, Paramount Home Entertainment, and Famous Music. This new plan – the new Viacom Excess Pension Plan – was created, effective January 1, 2006, to benefit the employees of the new Viacom Inc. (the “Company” or “Viacom Inc.”) and its participating subsidiaries. Old Viacom approved the spinoff of benefit liabilities associated with (a) Old Viacom Excess Pension Plan participants who were employees of Old Viacom and its subsidiaries on December 31, 2005 and became employees of a business which is part of the new Viacom Inc. controlled group on January 1, 2006, (b) Old Viacom Excess Pension Plan participants who terminated employment with Old Viacom and its subsidiaries prior to December 31, 2005 and whose last employment with Old Viacom and its subsidiaries prior to January 1, 2006 was with a business which is part of the new Viacom Inc. controlled group on January 1, 2006 (including last employment with the Paramount Pictures corporate office, but not with the Old Viacom corporate office), and (c) Old Viacom Excess Pension Plan participants who terminated employment with Old Viacom and its subsidiaries prior to January 1, 2006 and whose last employment with Old Viacom and its subsidiaries prior to January 1, 2006 was with Blockbuster Inc and its subsidiaries. The new Viacom Inc. adopted this new Plan, which was first effective on January 1, 2006. The amount of any spun-off liabilities was determined under the terms of the Old Viacom Excess Pension Plan as in effect on December 31, 2005.

2.	Purpose

The purpose of this Plan is to provide benefits to employees who are participants in the Viacom Pension Plan (the “Qualified Plan”) and whose benefits under the Qualified Plan are subject to limitations imposed by Section 401(a)(17) and Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”). Before January 1, 2006, the Qualified Plan was maintained by Old Viacom. Effective January 1, 2006, certain Qualified Plan assets and liabilities were spun off from the old Qualified Plan to a new Qualified Plan, maintained by new Viacom Inc. In addition, certain assets and liabilities from the CBS Combined Pension Plan (the “CCPP”) were spun off from the CCPP to the new Qualified Plan. References below to the Qualified Plan mean the old Qualified Plan for periods prior to January 1, 2006 and the new Qualified Plan for periods on and after January 1, 2006. This Plan is intended to comply with Section 409A of the Code. However, the Plan remains subject to further modifications once final Section 409A regulations or Internal Revenue Service guidance has been issued.

3.	Administration

This Plan shall be administered by the Retirement Committee appointed by the Board of Directors of the Company (hereinafter called the “Committee”), which shall administer it in a manner consistent with the administration of the Qualified Plan, except that this Plan shall be administered as an unfunded plan that is not intended to meet the qualification requirements of Section 401(a) of the Code. The Committee’s decisions in all matters involving the interpretation and application of this Plan shall be final. The Committee may act on its own behalf or through the actions of its duly authorized representative.

The Committee shall be the final review committee under the Plan, with the authority to determine conclusively for all parties any and all questions arising from the administration of the Plan, and shall have sole and complete discretionary authority and control to manage the operation and administration of the Plan, including, but not limited to, the determination of all questions relating to eligibility for participation and benefits, interpretation of all Plan provisions, determination of the amount and kind of benefits payable to any participant, spouse or beneficiary, and construction of disputed or doubtful terms. Such decisions shall be conclusive and binding on all parties and not subject to further review.

4.	Eligibility

Employees eligible to participate in the Plan are those Employees who are (i) Participants in the Qualified Plan and whose annual salary and commissions are payable at a rate equal to or in excess of the annual compensation limit in effect under Section 401(a)(17) of the Code, and (ii) designated by the Committee as Employees eligible to participate in the Plan. If an Employee becomes an eligible Employee in any Plan Year, such Employee shall remain an eligible Employee for all future Plan Years.

For purposes of this Plan, “Compensation” means the total compensation taken into account under the Qualified Plan (without regard to the limitations of Section 401(a)(17) of the Code and the regulations thereunder) plus any deferrals under any non-qualified deferred compensation plan maintained by the Company, including bonus deferrals under any such plan.

In general, an eligible Employee’s Compensation under this Plan and the Viacom Pension Plan shall be subject to a maximum annual Compensation limit of $750,000. However, special limits on annual Compensation are set out in Appendix A.

In no event shall an Employee who is not eligible to participate in the Qualified Plan be eligible to participate in this Plan.

5.	Amount of Benefit

The benefits payable to an eligible Employee or his beneficiary(ies) under this Plan shall equal the excess, if any, of:

(a)	the benefits which would have been paid to such Employee, or on his behalf to his beneficiary(ies), under the Qualified Plan, if the provisions of such Plan were administered without regard to the limitations required by Code Sections 401(a)(17) and 415 and by including all Compensation (as defined in Section 4 above) earned by such Employee, over

(b)	the benefits which are payable to such Employee or on his behalf to his beneficiary(ies) under the Qualified Plan.

In determining the benefits of any eligible Employee who prior to January 1, 1996 was a participant in the Paramount Communications Inc. Retirement Plan, such eligible Employee shall not be credited with any Benefit Service prior to January 1, 1996.

6.	Payment of Benefits

(a)	Ongoing Benefit. An eligible Employee’s Ongoing Benefit means the portion of his benefit accrued, earned, or vested after December 31, 2004. Subject to the last paragraph of this Section 6(a), an eligible Employee’s Ongoing Benefit shall be paid in an annuity form beginning as of the later of (i) the first of the month following or coincident with the six-month anniversary of the Employee’s separation from service, within the meaning of Code section 409A, or (ii) whichever of the following applies: (I) in general, the first of the month following or coincident with the eligible Employee’s attainment of age 55, (II) in the event the Employee becomes Disabled (as defined in the Qualified Plan), the later of (A) the first of the month following or coincident with the Employee’s ceasing to receive disability benefits under the Company’s long term disability plan, or (B) the first of the month following or coincident with the eligible Employee’s attainment of age 55, or (III) in the event the Employee’s termination of employment is on account of death, the first of the month following or coincident with the date the eligible Employee would have attained age 55.

In general, an eligible Employee’s Ongoing Benefit shall be paid in a single life annuity form if the Employee does not have a spouse or a Same Sex Domestic Partner (as defined in the Qualified Plan), and shall be paid in a 50% joint and survivor annuity form if the eligible Employee has a spouse or a Same Sex Domestic Partner. However, an eligible Employee may elect, during the 90-to-30 day period preceding the eligible Employee’s annuity commencement date, any life annuity distribution form that is available under the Qualified Plan provided the annuity distribution forms are actuarially equivalent applying reasonable actuarial assumptions. If the eligible Employee has a spouse or a Same Sex Domestic Partner at the annuity commencement date, the spouse or Same Sex Domestic Partner must consent to the alternative distribution form, and such consent must be witnessed by a notary public.

Notwithstanding the provisions of this Section 6(a), Ongoing Benefits that commence during 2006 (or such later year as may be permitted under agency guidance implementing Code section 409A) shall be subject to the Grandfathered Benefit payment rules set out in Section 6(b) below rather than the provisions of this Section 6(a). If the agency guidance implementing Code section 409A does not extend the time for Grandfathered Benefit payment rules, the Ongoing Benefit of an Employee who terminated employment in 2005 or 2006 will be subject to the provisions of Section 6(a) beginning January 1, 2007.

(b)	Grandfathered Benefit. Payment of Grandfathered Benefits under this Plan shall be coincident with and in the same form and manner as the payment of the limited benefit payments made to the Employee or on his behalf to his beneficiaries under the Qualified Plan. An eligible Employee’s Grandfathered Benefit means the portion of his benefit accrued, earned, and vested before January 1, 2005 under the Old Viacom Excess Pension Plan.

7.	Benefits Payable From Company Assets

Benefits under this Plan shall be payable from the general assets of the Company.

8.	Amendment and Discontinuance

The Company expects to continue this Plan indefinitely. However, the Board of Directors of the Company shall have the right to amend, suspend or terminate the Plan at any time, if, in its sole judgment, such a change is deemed necessary or desirable. The Committee shall have the right to amend the Plan at any time, unless provided otherwise in the Company’s governing documents.

However, if the Board of Directors of the Company or the Committee should amend the Plan, or if the Board of Directors of the Company should suspend or terminate the Plan, the Company shall be liable for any benefits that would have been accrued by an Employee under the Plan if the Employee had terminated employment on the date of such amendment, suspension or plan termination.

9.	Claims Procedure

The Committee shall have the exclusive right to interpret the Plan and to decide any and all matters arising thereunder.

(a)	Claim for Benefit. Claims as to the amount of any distribution or method of payment under the Plan must be submitted in writing to the Committee. The Committee shall notify the Participant of its decision by written or electronic notice, in a manner calculated to be understood by the Participant. The notice shall set forth:

(i)	the specific reasons for the denial of the claim;

(ii)	a reference to specific provisions of the Plan on which the denial is based;

(iii)	a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claims review procedure for the denied or partially denied claim and any applicable time limits, and a statement that the Participant has a right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on review.

Such notification shall be given within 90 days after the claim is received by the Committee (or within 180 days, if special circumstances require an extension of time for processing the claim, and provided written notice of such extension and circumstances and the date a decision is expected is given the Participant within the initial 90-day period). The time period begins when the claim is filed, regardless of whether the Plan has all of the information necessary to decide the claim at the time of filing. A claim is considered approved only if its approval is communicated in writing to the Participant.

(b)	Review or Denial of Claim. Upon denial of a claim in whole or in part, a Participant shall have the right to submit a written request to the Committee for a full and fair review of the denied claim. A request for review of a claim must be submitted within 60 days of receipt by the Participant of written notice of the denial of the claim. If the Participant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the Participant precluded from reasserting it. Also, if the Participant is not provided a notice of denial, the Participant may submit a written request for review to the Committee.

The Participant shall have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits. The Participant may submit written comments, documents, records, and other information relating to the claim for benefits. The review shall take into account all comments, documents, records, and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(c)	Decision by the Committee. The Committee will advise the Participant of the results of the review within 60 days after receipt of the written request for review (or within 120 days if special circumstances require an extension of time for processing the request, and if notice of such extension and circumstances is given to such Participant within the initial 60 day period).

The decision on review shall be in written or electronic form, in a manner calculated to be understood by the Participant. The notice shall set forth:

(i)	the specific reasons for the denial of the appeal of the claim;

(ii)	the specific reference to pertinent provisions of the Plan on which the denial is based;

(iii)	a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim for benefits;

(iv)	a statement describing any voluntary appeal procedures offered by the Plan (if any) and the Participant’s right to obtain the information about such procedures and a statement of the Participant’s right to bring an action under Section 502(a) of ERISA.

To the extent of its responsibility to review the denial of benefit claims, the Committee shall have full authority to interpret and apply in its discretion the provisions of the Plan. The Committee may request a meeting to clarify any matters deemed appropriate.

A Participant, beneficiary, or other individual alleging a violation of or seeking any remedy under any provision of ERISA shall also be subject to the claims procedure described in this Section 9. Any such claim shall be filed within one year of the time the claim arises or it shall be deemed waived and abandoned. Also, any suit or legal action will be subject to a one-year limitation period, measured from the date a claim arises and tolled during the period that any claim is pending under the claims procedures of this Section 9.

Appendix A – Special Limits on Annual Compensation

Notwithstanding the provisions of Section 4 of the Plan, the following special limits on annual Compensation shall apply to Employees who became Participants in the Plan on January 1, 2006:

•

For a Participant who was eligible as of December 31, 1995 under the Old Viacom Excess Pension Plan and whose base salary as of December 31, 1995 exceeded $750,000, the maximum annual Compensation under this Plan for the 1996 Plan Year and each subsequent Plan Year shall be the Employee’s base salary as of December 31, 1995.

•

For a Participant who is also a full-time employee of CBS Corporation or a member of its controlled group and a participant in the Old Viacom Pension Plan and the Old Viacom Excess Pension Plan on and after January 1, 2006, the maximum annual Compensation for the 2006 Plan Year and each subsequent Plan Year shall be $375,000.

AMENDMENT TO THE

VIACOM EXCESS PENSION PLAN

1.	Section 4 is amended to read as follows:

4.	Eligibility

Employees eligible to participate in the Plan are those Employees who are (i) Participants in the Qualified Plan and whose rate of annual base salary plus actual commissions received for the prior year (excluding any commissions and Commission Overages paid on and after January 1, 2008 to an MTV Networks employee) is equal to or in excess of the annual compensation limit in effect under Section 401(a)(17) of the Code, and (ii) designated by the Committee as Employees eligible to participate in the Plan. If an Employee becomes an eligible Employee in any Plan Year, such Employee shall remain an eligible Employee for all future Plan Years.